As filed with the Securities and Exchange Commission on July 18, 1997
                                               Registration No. 333- ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                         SINCLAIR BROADCAST GROUP, INC.
             (Exact name of registrant as specified in its charter)

               MARYLAND                                      52-149660
   (State or other jurisdiction of                       (I.R.S. employer
    incorporation or organization)                    identification number)

                               2000 W. 41st Street
                            Baltimore, Maryland 21211
                                 (410) 467-5005
                    (Address of Principal Executive Offices)

                        1996 LONG-TERM INCENTIVE PLAN OF
                         SINCLAIR BROADCAST GROUP, INC.

                            (Full title of the plan)

                                 David D. Smith
                               2000 W. 41st Street
                            Baltimore, Maryland 21211
                                 (410) 467-5005
     (Name and address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------------

                                          CALCULATION OF REGISTRATION FEE

=====================================================================================================================

                                                              PROPOSED            PROPOSED
                                            AMOUNT             MAXIMUM             MAXIMUM
          TITLE OF SECURITIES                TO BE         OFFERING PRICE         AGGREGATE            AMOUNT OF
           TO BE REGISTERED                REGISTERED         PER SHARE        OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Shares of Class A Common
Stock, $.01 par value.................     2,073,673        $29.85 (1)        $61,895,324.60(1)      $18,756.16(1)

Options with respect to the
foregoing shares of Class A
Common Stock..........................     2,073,673               NA                   NA                    NA

Stock Appreciation Rights based
on the foregoing shares of Class A
Common Stock..........................     2,073,673               NA                   NA                    NA


(1) In accordance with the terms of the Long-Term Incentive Plan, the exercise price for incentive stock options shall not be less than 100% of the fair market value of the Class A Common Stock at the time the option is granted. The exercise price for nonqualified stock options shall not be less than 50% of the fair market value per share of the Class A Common Stock on the date of the grant. In accordance with Rule 457(c), the aggregate offering price and the amount of the registration fee are computed on the basis (a) for ungranted options, of the average of the high and low prices reported in the Nasdaq Stock Market on July 11, 1997, and (b) for granted options, of the actual exercise price specified in those granted options.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are incorporated herein by reference:

                  (a) The annual report on Form 10-K of Sinclair Broadcast Group, Inc. (the "Company") for the fiscal year ended December 31, 1996, as amended (the "Annual Report") pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

                  (c) The description of the Class A Common Stock, par value $.01 per share of the Company contained in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 28, 1995, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         This Registration Statement covers shares of Class A Common Stock, par value $.01 per share of the Company ("Class A Common Stock") issuable upon exercise of options ("Options") for the purchase of Class A Common Stock under the 1996 Long-Term Incentive Plan of the Company (the "LTIP") and pursuant to stock awards ("Stock Awards") under the LTIP, as well as the Options and stock appreciation rights based on shares of Class A Common Stock issued pursuant to the LTIP. A total of 2,073,673 shares of Class A Common Stock will be reserved and available for awards under the LTIP, although the LTIP provides certain further limits on awards made under the LTIP.


         The LTIP will be administered by the Company's Compensation Committee (the "Committee"), consisting of two or more directors, each of whom must not be an employee of the Company and must not be eligible to receive awards under the LTIP. The Committee is authorized to designate participants from among the eligible officers and other employees, determine the type and number of awards to be granted, set terms and conditions of awards, and make all determinations that may be necessary or advisable for the administration of the LTIP. The Committee may extend the exercisability of awards, accelerate the vesting or exercisability of awards, and eliminate or make less restrictive any restrictions in an award. No such amendment or termination may impair the rights of a participant under any outstanding award without his or her consent.

         The LTIP provides for the discretionary grant by the Committee of nonqualified stock options ("NQSOs"), incentive stock options ("ISOs"), stock appreciation rights ("SARs"), stock awards ("Stock Awards"), cash awards ("Cash Awards"), and performance awards ("Performance Awards"). The individuals eligible to participate in the LTIP are the employees of, and other service providers to, the Company and its subsidiaries whose performance can have an effect on the success of the Company and its subsidiaries (approximately 2400 people), but it is expected that Awards will be limited to executive officers and key employees.

         A total of 2,073,673 shares of Class A Common Stock will be reserved and available for awards under the LTIP, although the LTIP provides certain further limits on awards. Specifically, during or with respect to any calendar year, no participant may receive (i) awards of ISOs, NQSOs, or SARs that are exercisable for more than the difference between 1.5 million shares and the number of shares relating to outstanding ISOs, NQSOs, and SARs, (ii) awards consisting of shares or denominated in shares (other than ISOs, NQSOs, or SARs) relating to more than 20,000 shares, or (iii) cash or other awards not described in (i) and (ii) with a value in excess of $300,000, determined as of the date of grant.

         To the extent permitted by Rule 16b-3 under the Exchange Act, shares forfeited or related to an award that terminates without issuance of shares will be available again for issuance under the LTIP, but in no event shall the number of shares subject to outstanding awards exceed the total shares reserved.

         The LTIP provides that Committee members and its agents shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the LTIP.

         NQSOs and ISOs entitle the participant to purchase shares of Class A Common Stock at prescribed prices pursuant to a schedule for exercisability established by the Committee. SARs entitle the participant to receive the excess of the fair market value of a share of Class A Common Stock or other specified valuation on the date of exercise over the strike price of the SAR, as determined by the Committee. The exercise price of an ISO may not be less than the fair market value per share of the Class A Common Stock on the date of grant (or 110% of the fair market value for any optionee who is a "Ten Percent Shareholder" as defined in Section 422(c)(5) of the Internal Revenue Code of 1986, as amended (the "Code")). The exercise price of an NQSO may not be less than 50% of the fair market value per share of the Common Stock on the date of grant. Stock options and SARs may be exercisable at such times (including certain periods following the termination of employment) and may be subject to such terms and conditions as the Committee may specify, except that no option or SAR may have a term exceeding 10 years (or 5 years for ISOs granted to Ten Percent Shareholders). Options may be exercised by payment of the exercise price in cash, Class A Common Stock, outstanding awards, or other property as the Committee may determine from time to time.

         Stock Awards consist of grants of Class A Common Stock to participants, subject to the terms and conditions established by the Committee. The Stock Awards may be restricted or subject to forfeiture ("Restricted Stock"), which stock may be issued at the beginning of the period or at the end.

         Awards may be settled in cash, Class A Common Stock, other awards, or other property. The Committee may require or permit participants to defer the distribution of all or part of an award in accordance with such terms and conditions as the Committee may specify, including payment of interest or dividend equivalents on any deferred amounts or stock, respectively.

         The Committee may permit optionees to exercise their options using successive exercises (so that shares deemed received in the exercise of the first portion of the option become the consideration paid for the exercise of the next portion of the option). The Committee may also direct the Company to lend a participant the funds to exercise or purchase awards and may authorize the use of proceeds to be received by participants from the sale of Common Stock under awards as a source of funds to exercise or purchase awards.

         Awards may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution. A participant may designate a beneficiary to exercise such person's rights and receive distributions under the LTIP upon such person's death.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Amendment and Restatement and By-Laws of the Company state that the Company shall indemnify, and advance expenses to, its directors and officers whether serving the Company or at the request of another entity to the fullest extent permitted by and in accordance with Section 2-418 of the Maryland General Corporation Law. Section 2-418 contains certain provisions which establish that a Maryland corporation may indemnify any director or officer made party to any proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with such proceeding unless it is established that the director's or officer's act or omission was material to the matter giving rise to the proceeding and the director or officer
(i) acted in bad faith or with active and deliberate dishonesty; (ii) actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

         Section 12 of Article II of the Amended By-Laws of Sinclair Broadcast Group, Inc. provides as follows:

         A director shall perform his duties as a director, including his duties as a member of any Committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

         (a) one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;

         (b) counsel, certified public accountings, or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence; or

         (c) a Committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which Committee the director reasonably believes to merit confidence.

         A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A person who performs his duties in compliance with this Section shall have no liability by reason of being or having been a director of the Corporation.

         The Company has also entered into indemnification agreements with certain officers and directors which provide that the Company shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the final disposition of any claim or proceeding.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         4        Sinclair Broadcast Group, Inc. 1996 Long-Term  Incentive Plan.
                  (Incorporated by reference to Exhibit B of the definitive Proxy Statement on Schedule 14A filed on May 30, 1996.)

         5        Opinion of Wilmer, Cutler & Pickering.

         23.1 Consent of Wilmer, Cutler & Pickering (contained in their opinion filed as Exhibit 5).

         23.2 Consent of Arthur Andersen LLP, independent certified public accountants dated July 17, 1997

         24       Power of attorney (included on signature page).

ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; except, in the case of phrases (i) and (ii), to the extent the information required is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated herein by reference.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                                   SIGNATURES

                           Pursuant to the requirements of the Securities Act of
1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, Maryland on the 17th day of July 1997.

                                    SINCLAIR BROADCAST GROUP, INC.



                                    By:    /s/ David D. Smith
                                           -------------------------------------
                                           David D. Smith
                                           CHIEF EXECUTIVE OFFICER AND PRESIDENT


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints David D. Smith and David B. Amy as his or her true and lawful attorneys-in-fact each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                     Title                         Date




    /s/ David D. Smith           Chairman of the Board,           July 17, 1997
-----------------------------    Chief Executive Officer,
        David D. Smith           President and Director
                                 (Principal executive officer)




   /s/ David B. Amy              Chief Financial Officer          July 17, 1997
-----------------------------    (Principal Financial and
        David B. Amy             Accounting Officer)





   /s/ Frederick G. Smith        Director                         July 17, 1997
-----------------------------
        Frederick G. Smith

           Signature                   Title                          Date
           ---------                   -----                          ----



   /s/ J. Duncan Smith              Director                      July 17, 1997
------------------------------
        J. Duncan Smith




  /s/ Robert E. Smith               Director                      July 17, 1997
------------------------------
        Robert E. Smith




   /s/ Basil A. Thomas              Director                      July 17, 1997
------------------------------
        Basil A. Thomas





   /s/ William E.Brock              Director                      July 17, 1997
------------------------------
       William E. Brock




   /s/ Lawrence E. McCanna          Director                      July 17, 1997
------------------------------
       Lawrence E. McCanna

                                  EXHIBIT INDEX


EXHIBIT
NUMBER        DESCRIPTION                                                                         PAGE
------        -----------                                                                         ----

4        Sinclair   Broadcast   Group,   Inc.  1996  Long-Term   Incentive  Plan
         (incorporated  by  reference  to  Exhibit  B of  the  definitive  Proxy
         Statement on Schedule 14A filed on May 30, 1996).

5        Opinion of Wilmer, Cutler & Pickering

23.1 Consent of Wilmer, Cutler & Pickering (contained in their opinion filed as Exhibit 5)

23.2     Consent  of  Arthur   Andersen  LLP,   independent   certified   public
         accountants dated July 17, 1997

24       Power of attorney (included on signature page)

                                     - 10 -